Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS FIRST QUARTER RESULTS;
MANAGEMENT AFFIRMS 2008 GUIDANCE
Tempe, AZ – May 8, 2008 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported financial results for the first quarter ended March 31, 2008.
First Quarter 2008 vs. First Quarter 2007
•	Total revenues increased 7.6% to $78.5 million from $73.0 million;

•	Lease revenues increased 6.0% to $70.0 million from $66.0 million;

•	Lease revenues comprised 89.2% of total revenues compared to 90.5% during the 2007 first quarter;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) declined 7.2% to $29.5 million from $31.7 million;

•	Net income was $10.7 million compared to $12.7 million;

•	Diluted earnings per share (“EPS”) was $0.31 compared to $0.35; and,

•	Operating margin declined to 30.3% from 36.7%.
These results include share-based compensation expenses under SFAS 123(R) of approximately $1.0 million and $0.9 million before tax, and $0.7 million and $0.7 million after tax, applicable to share-based compensation in the first quarters of 2008 and 2007, respectively.
Other First Quarter Highlights
•	The average utilization rate was 76.4% versus 79.0% during the first quarter of 2007;
•	Yield (total lease revenues per unit on rent) was approximately 3.7% ahead of last year’s first quarter;
•	The lease fleet increased nearly 6% to approximately 160,900 units at March 31, 2008 as compared to approximately 152,200 units at March 31, 2007 but grew by only 800 units during the three months ended March 31, 2008 as the Company significantly curtailed its capital expenditures;
•	The average number of units on rent increased 2.2% to approximately 122,300 from approximately 119,700 in the first quarter of 2007; and,
•	Funded debt to EBITDA was 2.96-to-1, about even with the December 31, 2007 level.
Business Overview
Seasonally, Mobile Mini’s first quarter is the weakest in the year. Discussing results of the first three months of 2008, Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “The improvement in lease revenues reflects the increase in yield and the average number of units on rent, and was achieved despite the well-publicized slowdown in non-residential construction, and the general economic malaise throughout most of the U.S. During these periods, our business typically continues to grow but at a slower rate compared to a strong economic environment. We accomplish this by expanding the market for portable storage to more potential users. We note in particular that our business continues to be affected by its relative concentration in the areas of the United States that are experiencing the weakest construction activity – namely the southeastern and southwestern regions. With the pending merger with Mobile Storage Group, we will be much less reliant on these geographies.”
(more)

Mobile Mini, Inc. News Release	Page 2
May 8, 2008
He continued, “That said, the operating leverage inherent in our business model that enables us to attain the 70% EBITDA margins and 54% pre-tax margins on incremental lease revenues during periods of strong economic growth, diminishes as the business cycle slows. As a result, as we projected in February of this year, first quarter EBITDA fell short of the comparable period last year, as did other profitably measures. In particular, last year’s first quarter was favorably impacted by $1 million of lower than normal expenses related to bad debt and professional fees. Those expenses were at more normal levels this year. In addition, due to rising fuel prices in this year’s first quarter, we accrued an additional $0.7 million related to the future cost to pick up our units.”
Discussing European operations, Mr. Bunger pointed out. “Our European branches continued to achieve significant growth, with lease revenues increasing 41.7% (38.2% in local currency) compared to last year’s first quarter, while EBITDA margin expansion, which began in the third quarter of 2007, has continued, further validating the transportability of our business model and its inherent operating leverage, albeit across a smaller base of branches. Of special note, our European branch fixed expenses and related branch overhead are $1 million greater in the current first quarter than the same period last year. Between the first and third quarters of 2007, we increased staffing levels at our European branches, increased advertising, secured additional transportation equipment and completed the move to our own yards; these actions are in great part responsible for the year-over-year improvement in lease revenue that we are achieving at our European branches.”
“During the first quarter we began to implement our strategy of moving our more expensive units between branches to meet demand and to reduce purchases thereby reducing our capital expenditures. As a result, this was the first quarter during which we generated free cash flow. Free cash flow for the first quarter of 2008 was $4.5 million as compared to a cash requirement of $11.5 million during the first quarter of 2007.”
Discussing the pending merger with Mobile Storage Group, Mr. Bunger commented, “We expect that our shareholders will vote on the transaction in late June or July and assuming an affirmative vote, we plan to close shortly thereafter both the new $1.0 billion asset-based revolving credit facility, underwritten by Deutsche Bank AG, Bank of America, and JP Morgan Chase and the transaction with Mobile Storage Group, estimated in value at $701.5 million.
In closing, Mr. Bunger stated, “While we expect the transaction with Mobile Storage Group to be immediately accretive, excluding merger related costs, the anticipated cost synergies of at least $25 million on an annualized basis should be most evident in 2009, when the integration of corporate functions and consolidation of duplicative branches locations are complete. In addition to cost savings and new locations, the business combination contemplates a major reduction in capital expenditures, as underutilized units in our fleet may be more easily deployed to branches where demand is high.”
(more)

Mobile Mini, Inc. News Release	Page 3
May 8, 2008
Affirms 2008 EPS Guidance
Lawrence Trachtenberg, Executive Vice President & CFO, concluded, “Our first quarter 2008 operating results were right in line with our expectations. We remain confident that we will be able to achieve our prior 2008 diluted EPS guidance of between $1.50 and $1.60. This guidance does not factor in the projected merger-related and branch consolidation expenses of between $19 million and $20 million, pre-tax that we expect to incur in 2008 and 2009. As previously reported, we plan to update our 2008 guidance to factor in the Mobile Storage Group merger and related integration, consolidation and other costs around the time of closing. Also worth repeating, the $1 billion revolving credit facility that will be in place at closing provides us with ample borrowing capacity, even after the repayment of Mobile Storage Group’s outstanding credit facility and the cash portion of the purchase price.”
EBITDA and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, Thursday, May 8th at 12 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is a world leading provider of portable storage solutions through its total fleet of approximately 165,000 portable storage units and portable offices with 66 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding earnings estimates and Mobile Mini’s planned merger with Mobile Storage Group and related estimates of the merger related and branch consolidation expenses, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
May 8, 2008
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008	2007
Revenues:
Leasing	$70,036	$66,053
Sales	8,098	6,654
Other	407	313

Total revenues	78,541	73,020

Costs and expenses:
Cost of sales	5,633	4,459
Leasing, selling and general expenses	43,470	36,838
Depreciation and amortization	5,669	4,891

Total cost and expenses	54,772	46,188

Income from operations	23,769	26,832

Other income (expense):
Interest income	33	8
Interest expense	(6,145)	(5,953)
Foreign currency exchange	(11)	—

Income before provision for income taxes	17,646	20,887
Provision for income taxes	6,988	8,190

Net income	$10,658	$12,697

Earnings per share:
Basic	$0.31	$0.36

Diluted	$0.31	$0.35

Weighted average number of common and common share equivalents outstanding:
Basic	34,086	35,641

Diluted	34,311	36,633

EBITDA	$29,460	$31,731

(more)

Mobile Mini, Inc. News Release	Page 5
May 8, 2008
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	March 31. 2008	December 31, 2007
	(unaudited)	(audited)

ASSETS
Cash	$7,423	$3,703
Receivables, net	34,652	37,221
Inventories	30,011	29,431
Lease fleet, net	815,599	802,923
Property, plant and equipment, net	55,332	55,363
Deposits and prepaid expenses	10,799	11,334
Other assets and intangibles, net	13,007	9,086
Goodwill	79,765	79,790

Total assets	$1,046,588	$1,028,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$17,019	$20,560
Accrued liabilities	44,215	38,941
Line of credit	237,418	237,857
Notes payable	404	743
Obligations under capital leases	5	10
Senior notes, net	149,400	149,379
Deferred income taxes	129,332	123,471

Total liabilities	577,793	570,961

Commitments and contingencies
Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 34,625 and 34,573 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	368	367
Additional paid-in capital	280,358	278,593
Retained earnings	224,552	213,894
Accumulated other comprehensive income	2,817	4,336
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	468,795	457,890

Total liabilities and stockholders’ equity	$1,046,588	$1,028,851

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.mobilemini.com
##### ##### #####